Exhibit 99.1

APTIMUS ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

SAN FRANCISCO, April 28, 2004-- Aptimus, Inc. (NASDAQ: APTM) today reported its results for the first quarter of 2005, including:

•	Reports Q1 2005 Revenues of $3.9 Million
•	Reports Q1 2005 GAAP Profit of $681,000
•	Achieves Q1 2005 GAAP fully diluted EPS of $0.09, pre-tax

Aptimus, Inc., the performance-based advertising network, today announced Q1 2005 revenues of $3.9 million, a 113% increase over $1.8 million of revenues in Q1 2004.

The company also reported a GAAP profit of $681,000 for the quarter, or $0.09 earnings per share, pre-tax, calculated on a fully diluted weighted average of 7.3 million shares. This represents a $746,000 improvement over the $65,000 loss the company had in the first quarter of 2004. The reported profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

Cost of revenue, or fees earned by the company's network publishers, during the quarter were $1.5 million, or 38% of revenues. For the comparable quarter of 2004, fees to publishers were $0.7 million, also 38% of revenues. During the quarter, the company began to buy some publisher media on a CPM basis in addition to its primary revenue share approach. As a result of some initial success with this method, the company reduced the overall percentage of revenues to publishers this quarter. While this caused a sequential improvement in this expense item, the testing was of limited scale and the company continues to anticipate that fees to publishers will average 47% of revenues for the 2005 year.

Expenses during the quarter included a one-time G&A charge of $100,000 related to the company’s Nasdaq National Market listing fee. In addition, the company invested over $100,000 during the quarter in outbound image advertising in order to promote its name and unique solution to prospective website publishers.

“As we predicted in our February conference call, our first quarter grew more than 100% over the first quarter of 2004,” said Tim Choate, President & CEO of Aptimus, Inc. “We also started the 2005 year profitably and increased our margins sequentially,” added Choate.

Aptimus ended the quarter with $9.4 million in cash as it completed a private placement at the end of March. “We elected to raise additional capital this past quarter in order to strengthen our balance sheet. We are now in a solid position to build relationships with leading web site publishers. Also, the additional capital will enable us to aggressively expand our model,” said John Wade, CFO of Aptimus. ”Aside from raising a net of $5.7 million in new capital through the placement, we were again able to operationally increase our cash balance during the quarter while also markedly reducing our Accounts Payables and other liabilities,” added Wade.

The company made a number of other key accomplishments during the quarter to support its objectives for 2005 and beyond.

NASDAQ Listing

The company achieved a major milestone during the quarter by being accepted for trading once again on the Nasdaq National Market. The company’s securities were listed and commenced trading on the NASDAQ NM on March 17, 2005.

Publisher Relationships

The company continued to expand its publisher base during the quarter, growing its core placement impressions by 16% over the previous quarter. Core placement revenues per thousand impressions declined somewhat to $252 in Q1 2005 due primarily to lower education category spending during the quarter, as we projected in our February call.

Aptimus also built the key elements of a full registration hosting solution during the quarter to deepen its relationships with publishers. The company’s hosting solution is intended to accelerate opportunities with new publishers that may not have a registration or other transactional process on their site, or may have one without strong data validation capabilities. The company intends to introduce its full-service registration hosting capability to the industry in the near term for publishers of all sizes. This high value service will be free to participants in the Aptimus Network.

The company’s primary focus going forward continues to be expanding its publisher network and moving increasingly toward larger publishers. To that end, Aptimus will grow its business development organization, including adding senior management in this area. The company will also continue to diversify its advertiser mix to broaden its client offer types and thereby smooth out variations due to seasonality. Finally, Aptimus is focusing on expanding its product offerings to provide its lead generation capabilities through more places in a web site.

Key Financial metrics

(Page impressions in thousands)	Q1 2004	Q4 2004	Q1 2005
Core placements CPM	$307.29	$382.15	$251.72
Core placement page impressions	2,288	9,339	10,835
Percentage of revenue from core placements	38.9%	74.8%	70.8%
Other placements CPM	$18.77	$20.47	$18.93
Other placement page impressions	25,270	35,741	37,541
Percentage of revenue from other placements	26.3%	15.3%	18.5%
Percentage of revenue from email marketing programs	33.8%	8.8%	10.7%

Business Outlook

For the year 2005, the company reiterates its November 2004 forecast of $26.5 million in revenues, which represents a projected growth rate of 89% over the 2004 year, and net income of $6.0 million, representing a 182% increase over 2004. “While the year started more slowly than we had originally anticipated, we continue to believe that the opportunities in front of us and our compelling model will enable us to achieve our projected goals,” said John Wade.

Conference Call

Tim Choate will host a conference call today to review the company's first quarter 2005 results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is # 762812. In addition to the call, a web cast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company's website at www.aptimus.com until May 31, 2005.

About Aptimus, Inc.

Aptimus (www.aptimus.com) is a performance-based advertising network, generating new revenues for participating web site publishers while generating new sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of web site and email distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers' sites and add value for their customers. At the core of the Aptimus Network platform is a proprietary database configuration and software platform supporting a direct marketing approach called Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher's web site and in each email sent. The company's primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on web sites, online advertising programs, and email marketing campaigns. Aptimus' current clients include many of the top 500 direct marketers. Aptimus web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company's website at http://www.aptimus.com

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company's future success, the continuing nature of the company’s revenue growth, the company’s revenue, expense and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the market acceptance of the company’s products and services, the company’s future capital strategy, the company’s net income and earnings per share for 2005, and the company’s improving prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company’s 2004 Annual Report on Form 10-K, dated March 31, 2005, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

Genesis Select
Budd Zuckerman at 303-415-0200

Or

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or john.wade@aptimus.com.

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Statement of Operation
(in thousands, except per share data)
(unaudited)
	Three months ended
	March 31
	2005	2004

Net Revenues	$3,852	$1,806
Operating expenses
Cost of revenues	1,466	679
Sales and marketing	725	437
Connectivity and network costs	211	176
Research and development	167	152
General and administrative	558	339
Depreciation and amortization	65	66
Total operating expenses	3,192	1,849
Operating income (loss)	660	(43)
Interest expense	—	27
Interest income	21	5
Net income (loss)	$681	$(65)

Basic net income (loss) per share	$0.11	$(0.01)
Weighted average shares used in computing basic net loss per share	6,005	5,237
Diluted net income (loss) per share	$0.09	$(0.01)
Weighted average shares used in computing diluted net loss per share	7,342	5,237

Reconciliation of Net income (loss) to EBITDA:
Net income (loss)	$681	$(65)
Add back certain non-cash charges:
Interest, net	(21)	22
Depreciation and amortization	65	66
EBITDA net income (loss)	$725	$23